Exhibit 99.1

  Harbin Electric Reports First Quarter 2011 Financial Results

HARBIN, China, May 11, 2011 — Harbin Electric, Inc., ("Harbin Electric" or the "Company"; Nasdaq: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People's Republic of China, yesterday reported its first quarter 2011 financial results and filed its quarterly report on SEC Form 10-Q for the three months ended March 31, 2011.

Quarterly Financial Summary

	1Q11	1Q10	YoY% Change

Revenue	$103,829,424	$105,485,157	-1.6%

Gross Profit	$30,203,788	$35,742,070	-15.5%

Gross Profit Margin	29.1%	33.9%

Operating Income	$16,251,878	$27,731,117	-41.4%

Operating Margin	15.7%	26.3%

Net Income Attributable to Controlling Interest	$10,805,672	$20,553,688	-47.4%

Net Profit Margin	10.4%	19.5%

Diluted EPS Attributable to Controlling Interest	$0.34	$0.66	-48.5%

“We had a flat quarter year over year as we have reached full capacity in rotary motors while sales of older linear and micro motors slowed as we started to ramp up sales of new products,” said Mr. Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric.

“We expect some improvement in subsequent quarters of this year with incremental capacity expansion in rotary motors, new linear motor products such as linear servo motors, the second generation linear motor oil pump and a new motor for traditional oil pumps as well as new customers beyond our original oil field customer.  In micro motors, we expect that sales volume of a new micro-motor we began to produce late last year for a new customer will grow further this year.

“The Chinese economy continues to grow rapidly and we expect that our additional capacity expansion in rotary motors, part of which will come on line in 2011, will benefit from China’s continued growth.”

Revenue

For the first quarter of 2011, total revenues were $103.8 million, down slightly from $105.5 million in the first quarter of 2010. Marginally lower sales in linear motors and specialty micro motors this quarter were partially offset by slightly higher sales in industrial rotary motors. In the linear motor product line, sales were down $0.6 million year-over-year. Lower sales volume in oil pumps (75 units in the first quarter of 2011, compared with 105 units in the first quarter of 2010, a $1.4 million decrease in sales) and in propulsion systems for coal transportation trains (a $1.4 million decrease) were largely offset by higher volumes in other linear motors. In the specialty micro motor product line, sales declined by $0.7 million. A decrease in sales volume of existing products was partially compensated by sales of new products. Rotary motor sales at Xi’an Tech Full Simo were up $1.3 million driven by higher volumes, while rotary motor sales at Weihai Tech Full Simo were down $0.7 million due to lower volumes. Sales of other products declined by $0.9 million due to lower volume.

Gross Profit Margin

The following table presents the revenue contribution and the gross profit margin by each product line and the corporate average gross margin for the three months ended March 31, 2011 and 2010.

	Percent of Total Revenues		Gross Profit Margin
Product Line	1Q11	1Q10	1Q11	1Q10
Linear Motors and Related Systems	18%	19%	45.6%	59.8%
Specialty Micro-Motors	15%	15%	32.1%	38.2%
Rotary Motors	66%	64%	23.5%	25.0%
Weihai	21%	21%	11.7%	12.7%
Xi'an	45%	43%	29.1%	31.1%
Others	1%	2%	42.8%	41.3%
Total/Average	100%	100%	29.1%	33.9%

The decline in overall gross margin was primarily due to margin decline in linear motors and specialty micro-motors. Higher raw material costs and labor costs contributed to higher cost of goods sold across all product lines. Although the Company anticipates passing on a portion of the higher costs through increased prices,  it is  expected that higher raw material prices will continue to pressure gross margin.

In linear motors, margin compression was mainly attributable to the following factors in addition to higher raw material and labor costs:

1.
Changes in product mix. Sales volume of higher margin products – oil pumps and propulsion systems for coal transportation trains – declined in the first quarter of 2011 compared with the same period a year ago, while sales volume of lower margin products increased.

2.	Lower unit selling prices for some products. In order to expand our customer base and gain market share, we lowered the selling prices for some products.

In the specialty micro motors, lower gross margin was primarily attributable to the following factors in addition to higher raw material and labor costs:

1.
Several new products were added compared to the first quarter of last year. New product launch generally experiences higher manufacturing costs at the start-up stage due to higher costs associated with training of the workforce, more test runs, and smaller orders, which result in reduced production efficiency.

2.	Changes in product mix. Sales volume of existing higher-margin products declined while sales volume of new lower-margin products increased.

Gross margin in rotary motors remained relatively stable year-over-year, driven by improved manufacturing efficiency offset by higher raw material and labor costs.

Operating Expenses

Research and development (R&D) expenses increased to $3.9 million in the three months ended March 31, 2011 from $0.6 million in the three months ended March 31, 2010. As technology and R&D are the Company’s long term strategic focus, we have been making every effort to enhance our R&D projects and invest in product and technology development in order to capture additional market share and position the Company well for further growth. The $3.9 million R&D expense in the first quarter of 2011 was primarily associated with a new development project to develop an automated control system for linear servo motors. This development project was initiated in March 2010 in collaboration with a research institute. It has received extensive interest from potential customers. This project is near a successful completion and a total of $3.1 million was incurred during this quarter. We expect to launch the production of this newly developed linear servo motor during 2011.

In subsequent quarters this year, we expect R&D expenses to be lower and expect that total R&D expenses in the entire year will remain below 3% of total revenues.

Selling, general and administrative expenses (SG&A) amounted to $10.1 million and $7.4 million in first quarter of 2011 and 2010, respectively, or 9.7% and 7.0% as a percentage of each quarter’s total revenues. The year-over-year increase in SG&A primarily reflected the following contributors:

1.	Xi’an Tech Full Simo recorded $1.7 million incremental provision for bad debts in the first quarter of 2011 versus in the first quarter of 2010 reflecting the accounts receivable aging analysis.

2.
Expenses in the first quarter of 2011 related to the Going Private Proposal submitted by the Company’s Chairman and Chief Executive Officer, Mr. Tianfu Yang (see section titled “Recent Events”) totaled approximately $0.9 million. This amount included legal fees associated with the class action law suits (see Part II, Item 1 “Legal Proceedings”), fees associated with legal and financial advisors for the Special Committee of the Board of Directors, and other related expenses. The Company expects to recover some of the legal expenses related to the class action law suits pursuant to its insurance policy.

3.
Shipping and handling costs increased to $1.5 million from $0.8 million in the same quarter of last year. The higher shipping and handling costs were mainly attributable to higher fuel costs and further geographical expansion of our customer base.

Operating profits were $16.3 million and $27.7 million in the first quarter of 2011 and 2010, respectively, with the operating margin at 15.7% and 26.3%, respectively.

Net Income

The Company recorded a net income attributable to controlling interest of $10.8 million, or $0.34 per diluted share in the first quarter of 2011, compared with a net income attributable to controlling interest of $20.6 million, or $0.66 per diluted share in the same period of 2010. The net income attributable to controlling interest was 47.4% lower than in the first quarter of 2010 primarily due to the following factors:

1.	Lower gross profit margin (see section titled “Gross Profit Margin”);
2.	Higher research & development expenses (see section titled “Operating Expenses”);
3.	Higher selling, general and administrative expenses (see section titled “Operating Expenses”);
4.
Higher other expenses including expense related to change in fair value of warrant ($0.4 million and $0.2 million in the first quarter of 2011 and 2010, respectively) and net interest expense ($1.9 million and $1.6 million in the first quarter of 2011 and 2010, respectively); and

5.	Higher income tax rate (see section titled “Income Tax”).

The net profit margin (net income attributable to controlling interest as a percentage of total revenues) was 10.4% and 19.5% in the first quarter of 2011 and 2010, respectively.
Income Taxes

The income tax provision was $4.2 million and $4.1 million in the first quarter of 2011 and 2010, respectively.

The 10% preferential income tax rate at Harbin Tech Full Electric, Inc. (“HTFE”), one of the Company’s PRC subsidiaries, expired at the end of 2010. HTFE is in the process of applying for a new preferential income tax rate from the Chinese government. Management believes that it is highly likely that HTFE will be approved for a 15% preferential income tax rate for 2011. For the first quarter of 2011, before obtaining government approval, management of HTFE used a 25% standard income tax rate to calculate the provision for income tax. Shanghai Tech Full was subject to an 11% preferential tax rate in 2010 and is granted a 12% preferential tax rate in 2011. Xi’an Tech Full Simo remains at a 15% preferential tax rate in 2011. Weihai Tech Full has been subject to the standard 25% tax rate.

Recent Events

On October 10, 2010, our Board of Directors received a non-binding proposal from Mr. Tianfu Yang (“Mr. Yang”) and Baring Private Equity Asia Group Limited (“Baring”) for Mr. Yang and an investment fund advised by Baring to acquire all of the outstanding shares of Common Stock of Harbin Electric not currently owned by Mr. Yang and his affiliates for $24.00 per share in cash, subject to certain conditions (“Going Private Proposal”). Mr. Yang owns 31.1% of our Common Stock. According to the proposal letter, Mr. Yang and Baring intended to form an acquisition vehicle for the purpose of completing the acquisition and that they intend to finance the acquisition with a combination of debt and equity capital. On November 22, 2010,  Mr. Yang advised our Board of Directors that, by mutual agreement, Mr. Yang and Baring had amended and restated their previously announced agreement, pursuant to which they had agreed to work together exclusively on the Going Private Proposal to provide that Baring’s participation in the Going Private Proposal would consist solely of a right (but not an obligation) to provide up to 10% of the financing for the transaction, in the form of debt and/or equity and that Mr. Yang would not be restricted from seeking alternative sources of financing, in the form of debt and/or equity, for the transaction

On May 2, 2011, Mr. Yang filed a Schedule 13D/A with the Securities Exchange Commission (the “Schedule 13D/A”) jointly with Hero Wave Investments Limited (“Hero”), Tech Full Electric Company Limited (“Tech Full”), Abax Lotus Ltd. (“Abax Lotus”), Abax Nai Xin A Ltd. (“Abax Nai Xin”), Abax Global Opportunities Fund (“Global Fund”), Abax Upland Fund LLC (“Upland”), Abax Arhat Fund (“Arhat”), Abax Claremont Ltd. (“Upland Managing Member”), Abax Global Capital (“AGC”), Abax Global Capital (Hong Kong) Limited (“Abax HK”), and Xiang Dong Yang (“Mr. Xiang Dong Yang”, collectively with Abax Lotus, Global Fund, Upland, Arhat, Upland Managing Member, AGC, AGC Asia 3, Abax HK and Abax Nai Xin, the “Abax Parties”)  (Mr. Yang, Hero, Tech Full and the Abax Parties are collectively referred to herein as the “Reporting Persons”). The Reporting Persons disclosed that on April 20, 2011, Mr. Tianfu Yang and AGC (acting on behalf of certain funds it manages and/or advises), on behalf of themselves, submitted a proposal (the “Proposal”) to the Special Committee of our Board of Directors for the acquisition of all of the shares of the Company’s common stock not held by Mr. Yang, the Abax Parties or any of their respective affiliates (the “Publicly Held Shares”) through a Nevada corporation wholly owned by Tech Full for US$24.00 per share (the “Proposed Transaction”). According to the Schedule 13D/A, in connection with the Proposal, AGC and Abax HK, on behalf of certain of the funds and/or entities that they manage or advise, issued on April 20, 2011 a financing commitment letter and committed to provide equity and debt financing of an aggregate amount of up to US$63.8 million.  In addition, according to the Schedule 13D/A, on April 29, 2011, Tech Full received a debt commitment letter (the “Debt Commitment Letter”) issued by China Development Bank Corporation (“CDB”) for a US$400,000,000 term loan facility to fund the proposed purchase of the Publicly Held Shares, subject to execution of mutually acceptable definitive documents for the facility.

Our Board of Directors has formed a special committee of independent directors (the “Special Committee”) to evaluate and consider this proposal and any other alternative proposals or other strategic alternatives that may be available to the Company. The Special Committee’s process is ongoing and the Special Committee intends to continue with its work, including evaluating the Proposal presented by Mr. Yang as well as other proposals which the Company may receive, for as long as the Special Committee, in consultation with its advisors, deems necessary. There can be no assurance that any definitive agreement will be executed with respect to the Proposed Transaction or that this or any other transaction will be approved or consummated.

Conference Call Details

The Company will host a conference call to discuss the fourth quarter and full year 2010 financial results at 9:00 a.m. ET on Wednesday, May 11, 2011. Tianfu Yang, Chairman and Chief Executive Officer, Zedong Xu, Chief Financial Officer, and Christy Shue, Executive Vice President, will be on the call.

To participate in the conference call, please dial any of the following numbers:

US Dial in (Toll Free):	1-877-317-6789
Canada Dial in (Toll Free):	1-866-605-3852
International Dial In:	1- 412-317-6789
China North Toll Free:	10-800-712-2304
China South Toll Free:	10-800-120-2304

The conference ID for the call is Harbin Electric.

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to www.harbinelectric.com and click on "Harbin Electric Q1 2011 Financial Results Conference Call." The replay of the webcast will be available for 30 days and will be archived on the Investor Kits page of the website after 30 days.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the year ended December 31, 2010. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaboration with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil field in China. Its self-developed linear motor propulsion system is powering China's first domestically-made linear-motor-driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$122,826,445	$98,753,870
Restricted cash	15,516,875	1,061,900
Notes receivable	8,670,460	1,845,883
Accounts receivable, net	80,398,060	85,899,332
Inventories, net	55,888,992	62,843,556
Other assets, current	3,032,428	2,501,695
Advances on inventory purchases	22,670,251	15,893,866
Total current assets	309,003,511	268,800,102

PLANT AND EQUIPMENT, net	183,934,350	173,074,138

Debt issuance costs, net	455,137	496,804
Advances on plant and equipment purchases	36,128,919	48,830,831
Advances on intangible assets	3,912,302	3,645,361
Goodwill	55,209,362	54,919,738
Other intangible assets, net	22,796,478	23,147,079
Other assets, non-current	3,710,119	1,403,326
Total other assets	122,212,317	132,443,139

Total assets	$615,150,178	$574,317,379

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable - short term	$31,033,750	$2,123,800
Accounts payable	21,605,725	26,881,540
Short term loans	30,615,900	29,490,480
Customer deposits	20,082,582	14,621,882
Accrued liabilities and other payables	12,806,811	17,934,047
Taxes payable	9,947,773	8,205,807
Amounts due to original shareholders	762,500	758,500
Total current liabilities	126,855,041	100,016,056

LONG TERM LIABILITIES:
Long term loans	50,250,000	50,070,000
Warrant liability	1,960,285	1,526,530

Total liabilities	179,065,326	151,612,586

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common Stock, $0.00001 par value, 100,000,000 shares authorized,
31,250,820 shares issued and outstanding as of March 31, 2011
and December 31, 2010	312	312
Paid-in-capital	218,323,640	218,212,343
Retained earnings	145,481,692	136,149,513
Statutory reserves	34,602,860	33,129,367
Accumulated other comprehensive income	34,809,336	32,360,515
Total shareholders' equity	433,217,840	419,852,050

NONCONTROLLING INTERESTS	2,867,012	2,852,743

Total liabilities and shareholders' equity	$615,150,178	$574,317,379

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Unaudited)

	2011	2010
REVENUES	$103,829,424	$105,485,157

COST OF SALES	73,625,636	69,743,087

GROSS PROFIT	30,203,788	35,742,070

RESEARCH AND DEVELOPMENT EXPENSE	3,878,528	594,195

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,073,382	7,416,758

INCOME FROM OPERATIONS	16,251,878	27,731,117

OTHER EXPENSE (INCOME)
Other income, net	(1,121,201)	(1,119,286)
Interest expense, net	1,923,950	1,646,923
Change in fair value of warrants	433,755	234,078
Total other expense, net	1,236,504	761,715

INCOME BEFORE PROVISION FOR INCOME TAXES	15,015,374	26,969,402

PROVISION FOR INCOME TAXES	4,195,433	4,063,361

NET INCOME BEFORE NONCONTROLLING INTEREST	10,819,941	22,906,041

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	14,269	2,352,353

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	10,805,672	20,553,688

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	2,448,821	91,596
Foreign currency translation adjustment attributable to noncontrolling interest	-	(802)

COMPREHENSIVE INCOME	$13,254,493	$20,644,482

EARNINGS PER SHARE
Basic
Weighted average number of shares	31,250,820	31,067,471
Earnings per share before noncontrolling interest	$0.35	$0.74
Earnings per share attributable to controlling interest	$0.35	$0.66
Earnings per share attributable to noncontrolling interest	$-	$0.08

Diluted
Weighted average number of shares	31,364,025	31,353,863
Earnings per share before noncontrolling interest	$0.34	$0.73
Earnings per share attributable to controlling interest	$0.34	$0.66
Earnings per share attributable to noncontrolling interest	$-	$0.07

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Unaudited)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to noncontrolling interest	$14,269	$2,352,353
Net income attributable to controlling interest	10,805,672	20,553,688
Consolidated net income	10,819,941	22,906,041
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	2,387,899	1,888,108
Amortization of intangible assets	457,261	365,848
Amortization of debt issuance costs	41,667	140,968
Amortization of debt discount	-	910,535
Provision for accounts receivable and other receivable	1,722,518	45,384
Provision for inventory reserve	641,455	-
Share-based compensation	111,297	254,669
Loss on disposal of equipment	14,541	45,880
Change in fair value of warrants	433,755	234,078
Foreign exchange loss	180,000	-
Change in operating assets and liabilities
Notes receivable	(6,796,655)	(104,501)
Accounts receivable	4,201,653	(11,637,766)
Inventories	6,690,949	(665,548)
Other assets, current	(609,383)	1,044,592
Advances on inventory purchases	(6,670,625)	699,662
Other assets, non-current	(2,303,088)	371,477
Accounts payable	(5,399,547)	2,039,115
Customer deposits	5,365,939	(786,773)
Other payables & accrued liabilities	(5,256,274)	(1,599,798)
Taxes payable	2,695,385	1,192,964
Net cash provided by operating activities	8,728,688	17,344,935

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for advances on intangible assets	(246,905)	-
Payment for advances on equipment purchases	(5,528)	22,623
Purchase of intangible assets	-	(68,236)
Purchase of plant and equipment	(278,296)	(1,466,942)
Disposal of plant and equipment	26,152	10,467
Additions to construction-in-progress	(77,681)	121,648
Payment to original shareholders for acquisition	-	(27,938,951)
Net cash provided by (used in) investing activities	(582,258)	(29,319,391)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Increase) decrease in restricted cash	(14,402,000)	516,941
Payment on notes payable	-	(3,800,000)
Proceeds from notes payable-short term	30,400,000	1,019,218
Payment on notes payable-short term	(1,596,000)	(2,053,100)
Proceeds from short term loan-bank	9,120,000	3,372,950
Repayment of short term loan-bank	(8,056,000)	(2,199,750)
Proceeds from short term loan-other	-	35,531
Net cash provided by (used in) financing activities	15,466,000	(3,108,210)

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	460,145	(2,637)

INCREASE (DECREASE) IN CASH	24,072,575	(15,085,303)

Cash and cash equivalents, beginning of period	98,753,870	92,902,400

Cash and cash equivalents, end of period	$122,826,445	$77,817,097

For investor and media inquiries, please contact:

Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel:    1-631-312-8612
Email:      IR@HarbinElectric.com

Kathy Li
Christensen Investor Relations
Tel:    1-212-618-1978
Email:    kli@christensenir.com